Exhibit 99.1

ProKidney Announces Key Leadership Appointments Strengthening Clinical and Technical Operations

Dr. Ulrich Ernst joins as Executive Vice President of Technical Operations with a deep background and expertise in process development and manufacturing of cell therapies

Mr. Lucio Tozzi joined in January of 2024 as Senior Vice President of Global Clinical Operations having over 30 years of experience in clinical trial execution

WINSTON-SALEM, N.C., March 25, 2024 (GLOBE NEWSWIRE) -- ProKidney Corp. (Nasdaq: PROK) (“ProKidney” or the “Company”), a leading late clinical-stage cellular therapeutics company focused on chronic kidney disease (CKD), today announced two recent strategic appointments enhancing the leadership team’s expertise in clinical operations and technical operations, positioning the Company for completion of its Phase 3 program and future commercialization. Dr. Ulrich Ernst, PhD joins the Company today as Executive Vice President of Technical Operations, and Mr. Lucio Tozzi was appointed Senior Vice President of Global Clinical Operations on January 22, 2024. Both Dr. Ernst and Mr. Tozzi and will be joining the ProKidney Executive Leadership Team.

Dr. Ernst has over 30 years of experience in the biopharmaceutical industry with a focus on process development, manufacturing and facility oversight, and supply chain operations in the cell space. Prior to ProKidney, he led process development, and manufacturing of complex therapeutics, including autologous cell therapies and antibody-drug conjugates. Dr. Ernst was Senior Vice President of Technical Operations at Iovance Biotherapeutics, Chief Operating Officer at Amunix Operating Inc., and Senior Vice President of Manufacturing Operations at Cytovance Biologics. Dr. Ernst earned his PhD in chemical engineering at Lehigh University in Pennsylvania.

“Dr. Ernst’s expertise in bringing complex process operations through to commercialization and his track record of gaining manufacturing facility approvals and new market authorizations will be invaluable as we progress our Phase 3 program and prepare for BLA submission,” said Dr. Bruce Culleton, Chief Executive Officer of ProKidney.

Mr. Tozzi also brings over 30 years of experience in international drug development and execution of clinical trials across multiple therapeutic categories. He oversaw design and implementation of over 75 Phase 1-4 clinical studies in more than 65 countries in a variety of clinical indications, including kidney disease. Prior to ProKidney, Mr. Tozzi was Senior Vice President and Head of Clinical Operations at Summit Therapeutics and Rain Oncology, and, prior to that, Vice President of Clinical Operations at Protagonist Therapeutics.

Dr. Culleton continued, “Mr. Tozzi’s extensive background in clinical trial execution has been and will continue to be integral in the coming months for the enrollment of patients in PROACT 1 and PROACT 2. I am pleased to have these seasoned industry veterans join our Executive Leadership Team. They bring critically important experience that strengthens our ability to execute on our late-stage clinical program and prepare the organization for future commercialization of rilparencel.”

About ProKidney

ProKidney, a pioneer in the treatment of CKD through innovations in cellular therapy, was founded in 2015 after a decade of research. ProKidney’s lead product candidate, rilparencel (also known as REACT®), is a first-of-its-kind, patented, proprietary autologous cellular therapy being evaluated to potentially preserve kidney function in diabetic patients at high risk of kidney failure. Rilparencel has received Regenerative Medicine Advanced Therapy (RMAT) designation, as well as FDA and EMA guidance, supporting its ongoing Phase 3 clinical program that launched in January 2022. For more information, please visit www.prokidney.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. ProKidney’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to financial results and expected cash runway, future performance, development and commercialization of products, if approved, the potential benefits and impact of the Company’s products, if approved, potential regulatory approvals, the size and potential growth of current or future markets for the Company’s products, if approved, the advancement of the Company’s development programs into and through the clinic and the expected timing for reporting data, the making of regulatory filings, updating clinical trial protocols, or achieving other milestones related to the Company’s product candidates, and the advancement and funding of the Company’s developmental programs generally. Most of these factors are outside of the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the inability to maintain the listing of the Company’s Class A ordinary shares on the Nasdaq; the inability to implement business plans, forecasts, and other expectations or identify and realize additional opportunities, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth and retain its key employees; the risk of downturns and a changing regulatory landscape in the highly competitive biotechnology industry; the inability of the Company to raise financing in the future; the inability of the Company to obtain and maintain regulatory clearances or approvals for its products, and any related restrictions and limitations of any cleared or approved product; the inability of the Company to identify, in-license or acquire additional technology; the inability of Company to compete with other companies currently marketing or engaged in the biologics market and in the area of treatment of kidney diseases; the size and growth potential of the markets for the Company’s products, if approved, and its ability to serve those markets, either alone or in partnership with others; the Company’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing; the Company’s financial performance; the Company’s intellectual property rights; uncertainties inherent in cell therapy research and development, including the actual time it takes to initiate and complete clinical studies and the timing and content of decisions made by regulatory authorities; the fact that interim results from our clinical programs may not be indicative of future results; the impact of COVID-19 or geo-political conflict such as the war in Ukraine on the Company’s business; and other risks and uncertainties included under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. The Company cautions readers that the foregoing list of factors is not exclusive and cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Contacts

Investors:

LifeSci Advisors, LLC

Daniel Ferry

Daniel@lifesciadvisors.com